Exhibit 99.B(f)(2)

THE RBB FUND, INC.

DEFERRED COMPENSATION AGREEMENT

This Agreement is entered into this            day of                         , 20    , between The RBB Fund, Inc. (the “Fund”), acting on behalf of each of its currently offered portfolios and all other investment portfolios that may be offered by the Fund in the future (collectively, the “Portfolios”), and                                (the “Director”).

WHEREAS, the Director will be rendering valuable services to the Fund as a member of the Board of Directors (the “Board”), and the Fund is willing to accommodate the Director’s desire to be compensated for such services on a deferred basis;

NOW, THEREFORE, the parties hereto agree as follows:

1.                                      With respect to services performed by the Director for the Fund on and after                              , 20    , the Director shall defer          percent [insert whole number from one to 100] of the amounts otherwise payable to the Director for serving as a Director.  The deferred compensation shall be credited to an account or sub-account established and maintained by the Fund in the Fund’s name (for the benefit of the Director), together with credited amounts in the nature of income, gains and losses as described in Section 2 below (the “Account”).  The Account maintained for the Director shall be paid to the Director on a deferred basis in accordance with the terms of this Agreement.

2.                                      The Fund shall credit deferred compensation to the Account as soon as practicable on or after the day such amount would be paid to the Director if this Agreement were not in effect.  Such Account shall be valued at fair market value annually as of the last day of the calendar year and as of such other dates as are necessary for the proper administration of this Agreement.  The Fund shall forward to the Director a written accounting of his or her Account balance following each annual valuation and may, in the Fund’s discretion, forward written accountings as of other dates.  Each written accounting of Account credits, debits and balances shall be final and conclusive for all prior periods covered by the accounting, unless the Fund receives written objection from the Director within 60 calendar days after the Fund forwards the written accounting to the Director.

The Account shall be invested in one or more of the Portfolios.  The income, gains and losses achieved by such investment shall be credited to the Account as provided in the Plan.  The receipt of income, gains and losses so credited shall be deferred and paid on the same basis as the deferred compensation under this Agreement.  The Director hereby agrees to assume all risks in connection with the investment performance of the amounts credited to the Account that are so invested.

Periodically, the Director may request a change to how the Director’s Deferred Compensation Account should be invested among the investment vehicles available under the Plan.  The Director’s request must be made by filing a Director Account Allocation Request with the Fund in the form of Appendix A attached hereto.  The Director may request such a change only once during each calendar quarter.

Title to and beneficial ownership of any assets, whether cash or investments, which the Fund may use to pay benefits hereunder, shall at all times remain in the Fund.  The Director and any designated beneficiary shall not have any property interest whatsoever in any specific assets of the Fund.

3.                                      Each calendar year in which deferred compensation is earned by the Director is called a “Deferral Year.”  With respect to each Deferral Year, and subject to Section 4 below and the other provisions of the Plan, the following shall be the date (the “Deferred Payment Date”) for payment (in a single sum) of the deferred compensation earned in a particular Deferral Year plus the investment earnings thereon:

January 31 of the year that immediately follows the          anniversary (must not be sooner than the fifth anniversary) [insert “N/A” if you do not wish to receive an in-service distribution of your deferred compensation] of the completion of each particular Deferral Year in which the deferred compensation is earned by the Director.

4.                                      If the Director ceases to be a member of the Board of Directors, the Fund shall (subject to Section 4 of the Plan and the other provisions of the Plan): [check one, whether or not you inserted “N/A” in Section 3 above]

☐                                    pay the Director (or his or her beneficiary) a single sum in the form of cash, check, bank draft or postal or express money order; or

☐                                    commence making annual payments in the form of cash, check, bank draft or postal or express money order to the Director (or his or her beneficiary) for a period of        [insert the whole number two or three] years.

If the second blank of this Section is selected, such payments shall be paid in annual installments as calculated by the Fund in accordance with the terms of the Plan, with the final payment equalling the then remaining balance in the Account.  Payments under this Section shall be made (or commence) on the January 31 of the year following the year in which the Director ceases to be a member of the Board of Directors.

5.                                      In the event the Director dies before payments have commenced or been completed under Section 4 above, the Fund shall make payment in accordance with Section 4 above to the Director’s designated beneficiary, whose name, address, and Social Security number are:

If there is no beneficiary designation in effect at the Director’s death or the designated beneficiary predeceases the Director, any amounts in the Account shall be paid in a single sum to the Director’s estate.  If the designated beneficiary dies after beginning to receive installment payments, any amounts payable from the Account shall be paid in a single sum to the beneficiary’s estate at the beneficiary’s death.

6.                                      This Agreement shall remain in effect with respect to the Director’s compensation for services performed as a Director in all future years unless terminated on a prospective basis in writing in accordance with the terms of the Plan.  The Director may subsequently elect to defer his or her future compensation by executing a new Agreement.  If a new Agreement is entered into which changes the Deferred Payment Date or the manner in which deferred amounts will be distributed, a new Account will be established for purposes of crediting deferrals, income, gains and losses under the new Agreement.  Any new Agreement shall relate solely to compensation for services performed after the new Agreement becomes effective and shall not alter the terms of this Agreement with respect to the deferred payment of compensation for services performed during any calendar year in which this Agreement was in effect.  Notwithstanding the foregoing, the Director may at any time amend the beneficiary designation hereunder by written notice to the Fund and may, subject to the conditions stated in the Plan, make a one-time election to change the Deferred Payment Date designated in this Agreement.

7.                                      This Agreement constitutes a mere promise by the Fund to make benefit payments in the future, and the right of any person to receive such payments under this Agreement shall be no greater than the right of any unsecured general creditor of the Fund.  The Fund and the Director intend for this Agreement to be unfunded for federal income tax purposes and for the purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (if applicable).

8.                                      The Director shall, and hereby agrees to, indemnify and hold the Fund and each employee, officer, and Director of the Fund harmless against any and all losses, liabilities, claims, damages, costs and expenses which may arise by reason of, or be based upon, any matter connected with or related to this Agreement and the Plan (insofar as it relates to this Agreement), or the administration thereof (including, but not limited to, any and all expenses reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or in settlement of any such claim), to the full extent permitted under applicable law, except when the same is judicially determined to be due to the willful misconduct or lack of good faith of the Fund or such employee, officer or Director.

9.                                      Any written notice to the Fund referred to in this Agreement shall be made by mailing or delivering such notice to the Fund to the attention of the Treasurer.  Any written notice to the Director referred to in this Agreement shall be made by delivery to the Director in person or by mailing such notice to the Director at his or her last known residential or business address.

10.                               This Agreement is subject to all of the terms contained in the Plan as attached hereto and incorporated by reference herein.

11.                               This Agreement is executed by or on behalf of the Fund with respect to each of the Portfolios and the obligations of the Fund hereunder are not binding upon any of the trustees, officers or shareholders of the Fund individually but are binding only upon the Fund and its assets and property.  All obligations of the Fund under this Agreement shall apply only on a Portfolio-by-Portfolio basis, and the assets of one Portfolio shall not be liable for the obligations of another Portfolio.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

THE RBB FUND, INC.

By:

Title:

, DIRECTOR
(Signature of Director)

APPENDIX A

THE RBB FUND, INC.

DEFERRED COMPENSATION AGREEMENT

DIRECTOR ACCOUNT ALLOCATION REQUEST

I hereby request to have my Account(s) under The RBB Fund, Inc. Deferred Compensation Plan (the “Plan”) invested in the following investment options, and in the percentages indicated, as soon as administratively feasible.  This request supersedes any prior requests I have made with respect to the Plan, and applies to amounts deferred in the past under the Plan as well as to future deferrals.  I hereby agree to assume all risks in connection with the investment performance of the amounts which are invested in accordance with this request.

Percentage
Invested	Investment Option

100%

Date: , 20	Director